------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
        ------                                    OMB Number           3235-0104
        FORM 3                                    Expires:     December 31, 2001
        ------                                    Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                   30(f) of the Investment Company Act of 1940
================================================================================
1. Name and Address of Reporting Person

   Paulk, Greg J.
   Ryan Joey Paul Trust dated 10/22/97
   Brady Stevens Trust dated 10/22/97
   Andrews, Robert
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   412 East Gowan Road
--------------------------------------------------------------------------------
                  (Street)

   North Las Vegas       Nevada                  89032
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)
================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

   12/29/2000
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Issuer Name and Ticker or Trading Symbol

   Meadow Valley Corporation - MVCO
================================================================================
5. Relationship of Reporting Person to Issuer (Check all applicable)

   [ ]   Director                             [X]   10% Owner
   [ ]   Officer (give title below)           [ ]   Other (specify below)

   --------------------------------------------------------------------
================================================================================
6. If Amendment, Date of Original (Month/Year)


================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)
   [ ] Form filed by One Reporting Person
   [X] Form filed by More than One Reporting Person

================================================================================

             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================
                                     3. Ownership Form:
1. Title of  2. Amount of Securities    Direct (D) or   4. Nature of Indirect
   Security     Beneficially Owned      Indirect (I)       Beneficial Ownership
   (Instr. 4)   (Instr. 4)              (Instr. 5)         (Instr.5)
--------------------------------------------------------------------------------
Common Stock,
$.001 par value   357,600(1)                 D
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
=====================================================================================================
                                   3. Title and Amount of
                                      Securities Underlying              5. Owner-
                                      Derivative Security                   ship
             2. Date Exercisable     (Instr. 4)                             Form of
                and Expiration Date ------------------------ 4. Conver-     Derivative
                (Month/Day/Year)                     Amount     sion or     Security:   6. Nature of
1. Title of   ---------------------                  or         Exercise    Direct         Indirect
 Derivative   Date          Expira-                  Number     Price of    (D) or         Beneficial
  Security    Exer-         tion                     of         Derivative  Indirect(I)    Ownership
 (Instr. 4)   cisable       Date       Title         Shares     Security    (Instr.5)      (Instr. 5)
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------

=====================================================================================================

Explanation of Responses:

(1)  307,415 shares owned by Greg J. Paulk
     15,895 shares owned by the Ryan Joey Paul Trust dated 10/22/97 15,895 shares owned by the Brady Stevens Trust dated 10/22/97 18,395 shares owned by Robert Andrews

     Each reporting person disclaims beneficial ownership of shares held by other reporting persons.


                     /s/ Greg J. Paulk                           January 8, 2001
                     --------------------------------------      ---------------
                     Greg J. Paulk                                     Date

                     /s/ Ryan Joey Paulk                         January 8, 2001
                     --------------------------------------      ---------------
                     Ryan Joey Paulk, Trustee of the                   Date
                     Ryan Joey Paulk Trust dated 10/22/97

                     /s/ Brady Stevens                           January 8, 2001
                     --------------------------------------      ---------------
                     Brady Stevens, Trustee of the                     Date
                     Brady Stevens Trust dated 10/22/97

                     /s/ Robert Andrews                          January 8, 2001
                     --------------------------------------      ---------------
                     Robert Andrews                                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints each and all of the other persons below, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Form 3 and to sign any other filings as required by Section 16 of the Securities Exchange Act, and to file the same, with the Securities and Exchange Commission, granting unto the attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming to all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


January 8, 2001                          /s/ Greg J. Paulk
---------------------------              ---------------------------------------
Date                                     Greg J. Paulk


January 8, 2001                          /s/ Ryan Joey Paulk
---------------------------              ---------------------------------------
Date                                     Ryan Joey Paulk, Trustee of the
                                         Ryan Joey Paulk Trust dated 10/22/97

January 8, 2001                          /s/ Brady Stevens
---------------------------              ---------------------------------------
Date                                     Brady Stevens, Trustee of the
                                         Brady Stevens Trust dated 10/22/97


January 8, 2001                          /s/ Robert Andrews
---------------------------              ---------------------------------------
Date                                     Robert Andrews